Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

GCI, INC.

WITH AND INTO

GCI, LLC

THIS AGREEMENT AND PLAN OF MERGER is made as of March 8, 2018 by and between GCI, Inc., an Alaska corporation (the “Merging Entity”), and GCI, LLC, a Delaware limited liability company (the “Surviving Entity”).  GCI Liberty, Inc. (formerly known as General Communication, Inc.), an Alaska corporation, owns all of the outstanding capital stock of the Merging Entity and all of the Units (as defined in the limited liability company agreement of the Surviving Entity) in the Surviving Entity.  In consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

1.                                      Effective at 3:45 p.m. Eastern time on March 8, 2018 (the “Effective Time”), the Merging Entity shall be merged with and into the Surviving Entity, which shall be the surviving entity of the merger as of the Effective Time pursuant to the provisions of the Delaware Limited Liability Company Act (the “Delaware Act”).  The separate existence of the Merging Entity shall cease as of the Effective Time in accordance with the provisions of the Alaska Entity Transactions Act (the “Alaska Act”).

2.                                      At the Effective Time, the certificate of formation and the limited liability company agreement (the “LLC Agreement”) of the Surviving Entity as in effect immediately prior to the merger shall be the certificate of formation and the limited liability company agreement of the Surviving Entity and will continue in full force and effect until thereafter amended and changed in the manner prescribed by the provisions of the Delaware Act and such certificate of formation or limited liability company agreement, as applicable.

3.                                      At the Effective Time, the merger shall have the effects as set forth in Section 18-209 of the Delaware Act and Section 10.55.206 of the Alaska Act, including that all rights, privileges and powers and all property, real, personal and mixed of, and all debts due to, the Merging Entity, as well as all other things and causes of actions belonging to it, shall be vested in the Surviving Entity, and shall thereafter be the rights, privileges, powers, and property of and debts due to the Surviving Entity as they were of the Merging Entity, and all debts, liabilities and duties of the Merging Entity shall thereafter attach to the Surviving Entity and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.  If at any time the Surviving Entity shall consider or be advised that any further assignment or assurances in law are necessary or desirable to vest in the Surviving Entity, according to the terms hereof, the title to any property or rights of the Merging Entity, the last acting Board of Directors of the Merging Entity or the Sole Member and Manager of the Surviving Entity shall execute and make all such proper assignments and assurances and take all such actions necessary or proper to vest title to such property or rights in the Surviving Entity, and otherwise to carry out the purposes of this Agreement and Plan of Merger.

4.                                      At the Effective Time, by virtue of the merger and without any action on the part of any other person or entity, each share of capital stock in the Merging Entity issued and outstanding immediately prior to the Effective Time shall automatically be converted into a Unit (as that term is used in the LLC Agreement) of the Surviving Entity, and each Unit of the Surviving Entity issued and outstanding immediately prior to the Effective Time shall remain outstanding and continue without any change as a Unit in the Surviving Entity.

5.                                      The street address of the principal office of the Surviving Entity is 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503.

6.                                      This Agreement and Plan of Merger has been approved by the Board of Directors of the Merging Entity and by the sole shareholder of the Merging Entity in the manner prescribed by the provisions of the Alaska Act.

7.                                      The Agreement and Plan of Merger has been approved by the Sole Member and Manager of the Surviving Entity in the manner prescribed by the provisions of the Delaware Act.

8.                                      The parties intend that the merger of the Merging Entity with and into the Surviving Entity shall qualify as (i) a tax-free liquidation of the Merging Entity pursuant to sections 337 and 332 of the Internal Revenue Code of 1986, as amended (the “Code”), and any corresponding provisions of state and local law, and that this Agreement and Plan of Merger constitutes a “plan of liquidation” within the meaning of Section 332 of the Code and the Treasury Regulations promulgated thereunder, and (ii) a tax-free reorganization pursuant to Section 368(a) of the Code and any corresponding provisions of state and local law, and that (x) the Merging Entity and the Surviving Entity are “parties” to such reorganization within the meaning of Section 368(b) of the Code, and (y) this Agreement and Plan of Merger constitutes a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

9.                                      In the event that the Agreement and Plan of Merger shall have been duly authorized, approved and adopted by the Board of Directors of the Merging Entity and the sole shareholder of the Merging Entity in compliance with the provisions of the Alaska Act, and by the Sole Member and Manager of the Surviving Entity in compliance with the provisions of the Delaware Act, the Merging Entity and the Surviving Entity hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Alaska or the State of Delaware, as applicable, and that they will cause to be performed all necessary acts therein and elsewhere, to effectuate the merger provided for herein.

10.                               This Agreement and Plan of Merger may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time of any requisite merger documents filed with the Alaska Department of Commerce, Community, and Economic Development or the Delaware Secretary of State, as applicable, by mutual consent of the parties hereto, whether before or after approval of this Agreement and Plan of Merger by the parties hereto.

11.                               Except to the extent that the laws of the State of Alaska mandatorily apply with respect to the internal affairs of the Merging Entity, this Agreement and Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

MERGING ENTITY:
GCI, INC.

By:	/s/ Peter J. Pounds
Name:	Peter J. Pounds
Its:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

SURVIVING ENTITY:
GCI, LLC

By:	/s/ Peter J. Pounds
Name:	Peter J. Pounds
Its:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Agreement and Plan of Merger of GCI, Inc. with and into GCI, LLC]